EXHIBIT 11


                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except Earnings per Share)

                                                           Three Months Ended
                                               March 31, 1999            March 31, 1998
                                           ---------------------    ----------------------
Net income                                           $60                     $ 254
Average Shares Outstanding                         2,313                     2,312
Basic Earnings Per Share                           $0.03                     $0.11

                                                           Three Months Ended
                                               March 31, 1999            March 31, 1997
                                           ---------------------    ----------------------
Net Income                                           $60                     $ 254
Average Shares Outstanding                         2,319                     2,335
Diluted Earnings Per Share                         $0.03                     $0.11
